Exhibit 99.(c)(3)

Preliminary Draft – Highly Confidential Discussion Materials Prepared For Project Cannonade Goldman, Sachs & Co. August 23, 2010

Preliminary Draft – Highly Confidential Table of Contents I. Public Market Perspective II. Company Financials III. Preliminary Financial Analysis Appendix A: Additional Materials Appendix B: Weighted Average Cost of Capital Appendix C: Additional Company Financials Appendix D: Overview of National Mentor

3 Preliminary Draft – Highly Confidential Disclaimer Goldman, Sachs & Co. (“GS”) has prepared and provided these materials and GS’s related presentation (the “Confidential Information”) for the information and assistance of the Special Committee of the Board of Directors of Cannonade (the "Company") in connection with their consideration of the matters referred to herein. These materials do not constitute a recommendation as to whether or not any shareholder should tender shares in connection with any tender offer or how any shareholder should vote on any matter. Without GS’s prior written consent, the Confidential Information may not be circulated or referred to publicly, disclosed to or relied upon by any other person, or used or relied upon for any other purpose. Notwithstanding anything hereinto the contrary, the Company may disclose to any person the US federal income and state income tax treatment and tax structure of any transaction described herein and all materials of any kind (including tax opinions and other tax analyses) that are provided to the Company relating to such tax treatment and tax structure, without GS imposing any limitation of any kind. The Confidential Information, including this disclaimer, is subject to, and governed by, any written agreement between the Company, the Board and/or any committee thereof, on the hand, and GS, on the other hand. GS and its affiliates are engaged in investment banking, commercial banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, GS and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, the Company, any other party to any transaction and any of their respective affiliates or any currency or commodity that may be involved in any transaction for their own account and for the accounts of their customers. The Confidential Information has been prepared and based on information obtained by GS from publicly available sources, the Company’s management and/or other sources. In preparing the Confidential Information, GS has relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by GS, and GS does not assume any liability for any such information. GS does not provide accounting, tax, legal or regulatory advice. GS’s role in any due diligence review is limited solely to performing such a review as it shall deem necessary to support its own advice and analysis and shall not be on behalf of the Company. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses, and GS does not assume responsibility if future results are materially different from those forecast. GS has not made an independent evaluation or appraisal of the assets and liabilities of the Company or any other person and has no obligation to evaluate the solvency of the Company or any person under any law. The analyses in the Confidential Information are not appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold or purchased. The Confidential Information does not address the underlying business decision of the Company to engage in any transaction, or the relative merits of any strategic alternative referred to herein as compared to any other alternative that may be available to the Company. The Confidential Information is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to GS as of, the date of such Confidential Information and GS assumes no responsibility for updating or revising the Confidential Information.

4 Preliminary Draft – Highly Confidential I. Public Market Perspective Public Market Perspective

5 Preliminary Draft – Highly Confidential Cannonade Share Price Performance Since Jan-2003 $12.44 $0 $10 $20 $30 Jan-2003 Apr-2004 Jul-2005 Oct-2006 Jan-2008 May-2009 Aug-2010 Closing Price (USD) Daily from 01-Jan-2003 to 18-Aug-2010 Cannonade Offer Price 10-Mar-2004: Original Onex Transaction (avg purchase price $9.80 per share) Offer Price = $12.60 Metric Value Premium / (Discount) to $12.60 Offer 1M Avg 9.75 29.2% 3M Avg 10.33 22.0% 6M Avg 10.82 16.5% 1Y Avg 11.67 8.0% 52-Week High 15.32 (17.8)% Source: Bloomberg as of 18-Aug-2010  Public Market Perspective

6 Preliminary Draft – Highly Confidential Analyst Estimates for Cannonade Last 3 Years $1.00 $1.10 $1.20 $1.30 $1.40 $1.50 $1.60 $1.70 $1.80 Aug-2007 Feb-2008 Aug-2008 Feb-2009 Aug-2009 Feb-2010 Aug-2010 Yearly EPS Estimate (in USD) Monthly from 31-Aug-2007 to 18-Aug-2010 2007 2008 2009 2010 2011 2007A $1.32 2008A $1.55 2009A $1.21 2010E $1.11 2011E $1.20 14-Jan-2010: Cannonade pre-announces 4Q09 and witholds 2010 guidance due too budgetary presssures at federal, state, and local levels Source: Bloomberg as of 18-Aug-2010 Public Market Perspective

7 Preliminary Draft – Highly Confidential Wall Street Research Summary Perspectives for Cannonade Wall Street Research Estimates Current Analyst Recommendations 2009A 2010E 2011E 09A-'11E CAGR Revenue Maximum $ 1,609 $ 1,679 Minimum 1,575 1,618 Median $1,579 $1,599 $1,651 2.3% EBITDA Maximum $ 106 $ 112 Minimum 105 107 Median $106 $105 $112 2.5% EPS Maximum $ 1.15 $ 1.25 Minimum 1.10 1.10 Median $1.21 $1.11 $1.20 (0.4%) Buy (2) 29% Hold (5) 71% ` Analyst Price Targets for Cannonade $14.00 $13.00 $12.00 $10.50 N/A N/A N/A Avondale Noble Financial RBC Jefferies BB&T Capital Markets First Analysis Securities Hilliard Lyons Median Price Target (18-Aug-2010) = $12.50 Source: Wall Street research and Bloomberg as of 18-Aug-2010 Note: Analyst price targets are based primarily on P/E multiples, with EV/EBITDA multiples as secondary valuation metric. Public Market Perspective

8 Preliminary Draft – Highly Confidential Wall Street Research Commentary Reaction to Cannonade’s 2Q Earnings Release Research Commentary Outlook “Cannonade's operating environment is brutal with little light at the end of the tunnel due to stretched state budget's and slowing federal funding” -Jefferies, Aug 9, 2010 “We reiterate our Market Outperform rating and $14 price target on shares of Cannonade following a solid 2Q10 that exceeded expectations. We recognize the environment remains challenging, but recent results illustrate management's ability to effectively manage during these difficult times” -Avondale, Aug 9, 2010 Margins “Cannonade continues to see utilization and pricing pressures from a number of customers and expects more in the near term. To date, it has been able to offset these pressures through effective cost management and organic growth. Management can offset about 2/3 of cuts via cost reductions and estimates the remainder impacts the bottom-line, which organic growth has been able to offset” -Avondale, Aug 9, 2010 Growth “Revenue for the quarter of $396.1 million was down 2% from $405.3 million in the second quarter of 2009. A 27% decline in revenue from Job Corps occurred due to the loss of two contracts during 2009, and that was the largest factor in the revenue decline” -Hilliard Lyons, Aug 9, 2010 Acquisitions “The company has now spent about $30 million during the year in the acquisition of businesses that should generate around $50 million in annualized revenue (including a transaction that occurred after quarter-end)” -Noble, Aug 9, 2010 “Community Services revenue growth was mainly the result of previously completed acquisitions as reimbursement rates have overall been a drag on growth” -Hilliard Lyons, Aug 9, 2010 Valuation “Our $10.50 PT is based on a 10% discount to historical FTM EPS multiple of 11x. Specifically, we project '10 EPS of $1.09, down 10% YOY. We believe that the discount to historical multiples is prudent considering the multitude of challenges impacting the company” -Jefferies, Aug 9, 2010 “Our price target of $12 is derived by taking the average of: 1) applying a P/E multiple of 10x our FY2011 EPS estimate; and 2) applying an EV/EBITDA multiple of 5.5x to our F2011 EBITDA estimate. The target P/E and EV/EBITDA multiples are discounts to Cannonade’s historical averages and other healthcare service companies, which we believe is warranted by the challenging and uncertain government funding environment and recent rate reductions and changes in contract awards, which create some uncertainty” -RBC, Aug 6, 2010  Public Market Perspective

9 Preliminary Draft – Highly Confidential Summary of Wall Street Research Estimates Revenue Estimates EBITDA Estimates $1,600 $1,669 $1,550 $1,600 $1,650 $1,700 $1,750 2010 2011 $106 $114 $100 $105 $110 $115 $120 2010 2011 EBITDA Margin EPS Estimates 6.6% 6.8% 6.0% 6.5% 7.0% 2010 2011 $1.16 $1.26 $1.00 $1.10 $1.20 $1.30 2010 2011 Company Research Analysts Source: Wall Street Research; Cannonade management projections are labeled. Public Market Perspective

10 Preliminary Draft – Highly Confidential Historical Trading Performance LTM EV/EBITDA – Last 5 Years 5.6x 4x 5x 6x 7x 8x 9x 10x 11x Aug-2005 Jun-2006 Apr-2007 Feb-2008 Dec-2008 Oct-2009 Aug-2010 LTM EBITDA Multiple Daily from 18-Aug-2005 to 18-Aug-2010 Cannonade Current Aug-2009: Cannonade announces 2Q below expectations; trims guidance by ~15% Mar-2008: Market pressures and evidence of slowing economic activity raises uncertainty in Cannonade growth outlook Metric LTM EBITDA Avg 6M Avg 5.7 x 1Yr Avg 5.7 x 2Yr Avg 6.4 x 3Yr Avg 6.9 x Source: Bloomberg as of 18-Aug-2010 Public Market Perspective

11 Preliminary Draft – Highly Confidential Historical Trading Performance NTM P/E - Last 5 Years 10.6x 6x 8x 10x 12x 14x 16x 18x 20x Aug-2005 Jun-2006 Apr-2007 Feb-2008 Dec-2008 Oct-2009 Aug-2010 NTM-Time Weighted P/E Multiple Daily from 18-Aug-2005 to 18-Aug-2010 Cannonade Current Mar-2008: Market pressures and evidence of slowing economic activity raises uncertainty in Cannonade growth outlook Oct-2008: Outlook for state budgets shows evidence of serious deterioration on reports published by CBPP Metric NTM P/E Avg 6M Avg 9.7 x 1Yr Avg 9.2 x 2Yr Avg 9.3 x 3Yr Avg 10.8 x Source: Bloomberg as of 18-Aug-2010 Public Market Perspective

12 Preliminary Draft – Highly Confidential Public Market Reaction to Onex Proposal Proposal to Acquire Cannonade for $12.60 Per Share Recent Trading Performance Analyst Commentary 0 500 1,000 1,500 2,000 2,500 3,000 3,500 4,000 4,500 $9.50 $10.00 $10.50 $11.00 $11.50 $12.00 $12.50 $13.00 Volume (000) Closing Price (USD) Daily from 06-Aug-2010 to 18-Aug-2010 Volume Cannonade $12.44 16-Aug-2010: Onex offer made public “The offer allows for a 30-day “go-shop” period during which Cannonade would be allowed to solicit competing offers; however, given the current Medicaid reimbursement environment and challenging state budgetary issues (which do not appear will be improving anytime soon) we find it hard to envision other offers would be made” -Jefferies, 16-Aug-2010 “It is a low, inexpensive offer at about 5.6x our 2010 EBITDA estimate. While Onex has held its stake in Cannonade since 2004, we believe the challenging environment enables Onex to make a "value" offer as Cannonade is coming from a position of weakness” -RBC, 16-Aug-2010 “Will There Be A Competing Offer? Not likely, in our view. Given Onex's 25% stake in Cannonade, we do not believe another financial sponsor is likely to make a competing bid, nor do we expect a strategic buyer to step in due to the current Medicaid environment” -RBC, 16-Aug-2010 “Considering the current state of the economy and the continually increasing state budget deficits and shortfalls, we believe that a company like Cannnonade could be better served outside the quarterly scrutiny of the public markets. That being said, we also believe that the $12.60/share takeout price could have some potential upside as it is well below the company’s 52-week high of $15.60 posted in August 2009. In addition, Cannonade’s shares traded at the $12.60 level just a few months ago in May 2010” -BB&T, 16-Aug-2010 Source: Bloomberg as of 18-Aug-2010 6-Aug-2010 10-Aug-2010 12-Aug-2010 16-Aug-2010 18-Aug-2010 Public Market Perspective

Preliminary Draft – Highly Confidential

Goldman Sachs

Cannonade Shareholders

Top 20 Institutional Shareholders

Shareholder	Shares	%O/S
Onex Corporation[1]	8,509,524	24.9%
Fidelity Management & Research	4,419,847	12.9%
Columbia Management Investment Advisers, LLC	3,373,211	9.9%
Dimensional Fund Advisors, LP	1,578,824	4.6%
Diamond Hill Capital Management Inc.	1,061,829	3.1%
Wellington Management Company, LLP	1,023,761	3.0%
Opus Capital Management, Inc.	827,443	2.4%
Peregrine Capital Management, Inc.	533,521	1.6%
Royce & Associates, LLC	525,060	1.5%
PPM America, Inc.	387,600	1.1%
JP Morgan Asset Management	374,868	1.1%
Robeco Investment Management, Inc.	286,480	0.8%
Kennedy Capital Management, Inc.	281,048	0.8%
OppenheimerFunds, Inc.	250,382	0.7%
AQR Capital Management, LLC	236,700	0.7%
Northern Trust Global Investments	224,979	0.7%
TIAA-CREF	188,773	0.6%
Delaware Investments	157,625	0.5%
Aronson + Johnson + Ortiz, L.P.	147,100	0.4%
Rydex Security Global Investors, LLC	145,318	0.4%
Goldman Sachs & Company, Inc.	135,428	0.4%
Top 20 Institutional Shareholders	24,669,321	72.1%
All Insiders[2]	9,224,647	27.0%
Other Institutional and Retail	333,742	1.0%
Total Shares Outstanding[1]	34,227,710	100.0%

Institutions by Investment Style



Specialty 2%
Momentum 1%
Growth 11%
Index 26%
Income 0%
Value 13%
GARP 47%

Insiders' Holdings

Shareholder	Type	Shares Beneficially Owned[2]	%O/S
Onex Corporation		8,509,500	24.9%
Ralph Gronefeld	CEO & President	319,404	0.9%
Ron Geary	Chairman	228,000	0.7%
Olivia Kirtley	Director	66,688	0.2%
Robert Hallagan	Director	23,911	0.1%
David Braddock	Director	20,968	0.0%
David Miles	CFO	15,989	0.0%
Steven Reed	Director	10,500	0.0%
James Bloem	Director	10,000	0.0%
All Insiders		9,224,647	27.0%

Source: Thomson and Company proxy
Note: Onex shares not included in top 20 Institutional Shareholders.
[1] Both Onex's shares and the total shares outstanding assumes full conversion of 4.5mm of Onex preferred shares to common.
[2] Beneficial shares ownership from most recent proxy filed 27-Apr-2010.

Public Market Perspective 13

14 Preliminary Draft – Highly Confidential II. Company Financials Company Financials

15 Preliminary Draft – Highly Confidential Cannonade Income Statement: Management Projections ($ in millions) Year Ended 31- December FY2007A FY2008A FY2009A FY2010E FY2011E FY2012E FY2013E FY2014E FY2015E 2010E-2015E CAGR Total Revenues $1,433.3 $1,543.6 $1,576.0 $1,599.7 $1,668.7 $1,779.5 $1,900.2 $2,023.1 $2,148.3 6.1% % Growth 10.1% 7.7% 2.1% 1.5% 4.3% 6.6% 6.8% 6.5% 6.2% Total Expenses $1,286.9 $1,387.5 $1,436.0 $1,454.6 $1,515.3 $1,617.2 $1,724.5 $1,833.9 $1,947.3 Total Gross Profit $146.4 $156.0 $140.0 $145.1 $153.4 $162.4 $175.7 $189.2 $201.0 6.7% Total Operating Expenses 55.7 79.6 58.6 61.8 64.9 68.2 73.5 78.9 84.3 % Growth (3.4%) 42.9% (26.4%) 5.5% 5.0% 5.0% 7.8% 7.3% 6.9% EBIT $90.8 $76.5 $81.5 $83.3 $88.4 $94.2 $102.2 $110.4 $116.7 7.0% % Growth 9.1% (15.8%) 6.5% 2.3% 6.2% 6.5% 8.5% 8.0% 5.7% % Margin 6.3% 5.0% 5.2% 5.2% 5.3% 5.3% 5.4% 5.5% 5.4% Depreciation 15.8 20.2 18.0 16.0 16.7 17.8 19.0 20.2 21.5 Amortization 4.0 3.6 5.6 5.2 6.2 7.6 9.4 10.0 10.6 Acquisition-Related D&A - - - 1.6 2.9 4.5 6.3 8.1 9.9 EBITDA $110.5 $100.2 $105.1 $106.1 $114.2 $124.1 $136.9 $148.6 $158.6 8.4% % Margin 7.7% 6.5% 6.7% 6.6% 6.8% 7.0% 7.2% 7.3% 7.4% Interest Income 0.7 0.1 0.1 0.2 0.2 0.2 0.2 0.3 0.5 Interest Expense (19.2) (19.2) (16.6) (18.1) (18.0) (17.6) (17.2) (15.7) (15.7) Other Expense - - (1.0) (2.0) (1.2) - - - - Income Before Taxes 72.2 57.4 64.0 63.4 69.4 76.8 85.2 94.9 101.5 Taxes 26.1 20.8 23.9 23.8 26.0 28.8 32.0 35.6 38.1 Net Income $46.1 $36.6 $40.1 $39.6 $43.4 $48.0 $53.3 $59.3 $63.4 9.9% % Margin 3.2% 2.4% 2.5% 2.5% 2.6% 2.7% 2.8% 2.9% 3.0% Earnings per share (Diluted) $1.38 $1.10 $1.19 $1.16 $1.26 $1.36 $1.49 $1.63 $1.74 8.5% Growth (7.5%) (20.6%) 8.8% (2.9%) 9.1% 8.0% 9.2% 9.5% 6.9% Source: Management Projections Company Financials

16 Preliminary Draft – Highly Confidential Acquisition Assumptions and Growth: Management Projections ($ in millions) Acquisition Assumptions Annual Acquisition Spend by Segment Acquisition spend projected by segment, by year — Acquisitions assumed to be in Residential and Home Care Acquisition EBITDA multiples and target EBITDA margins vary by segment; projections per management Revenue is calculated by assuming acquisition spend and margin and implying revenue contribution — Half-year convention applies for first year impact of acquired revenue and EBITDA Acquisition assumptions consistent with prior acquisition experience Acquisition Assumptions EBITDA Multiple EBITDA Margin Residential 5.0 x 9.0% Home Care 5.5 x 11.0% 20.0 30.0 40.0 40.0 40.0 40.0 10.0 10.0 10.0 10.0 10.0 10.0 2010E 2011E 2012E 2013E 2014E 2015E Residential Home Care $30.0 $40.0 $50.0 $50.0 $50.0 $50.0 Source: Management Projections Note: EBITDA contribution from acquisitions pre-corporate SG&A. Company Financials

17 Preliminary Draft – Highly Confidential Historical Revenue Growth 2005A – 2009A ($ in millions) $982 $1,006 $1,047 $1,070 $1,036 $64 $296 $386 $474 $540 FY2005A FY2006A FY2007A FY2008A FY2009A Organic Revenue Acquisition Revenue Acq '05 - '09 CAGR = 70.3% Total '05 - '09 CAGR = 10.8% Org '05 - '09 CAGR = 1.3% Organic Growth ($) Acquisition Growth ($) Organic Growth (%) Acquisition Growth (%) Total Growth (%) Total Growth ($) $1,433 $1,302 $1,047 $1,544 $1,576 $35 $24 $41 $23 ($34) $45 $232 $91 $88 $66 $80 $256 $131 $110 $32 4% 2% 4% 2% (3%) 237% 361% 31% 23% 14% 8% 24% 10% 8% 2% Source: Management Note: All acquisitions assumed executed mid-year with the exception of ACS Workforce Services. FY2006 includes full-year impact of ACS, which closed 3-Jan-2006. Company Financials

18 Preliminary Draft – Highly Confidential Projected Revenue Growth 2010E – 2015E ($ in millions) $1,526 $1,530 $1,559 $1,587 $1,615 $1,644 $73 $138 $220 $313 $408 $504 FY2010E FY2011E FY2012E FY2013E FY2014E FY2015E Organic Revenue Acquisition Revenue Acq '10E - '15E CAGR = 47.1% Org '10E - '15E CAGR = 1.5% Total '10E - '15E CAGR = 6.1% Organic Growth ($) Acquisition Growth Total Growth ($) Organic Growth (%) Acquisition Growth (%) Total Growth (%) $1,600 $1,669 $1,780 $1,900 $2,023 $2,148 ($28) $4 $29 $28 $28 $29 $52 $65 $82 $93 $94 $96 $24 $69 $111 $121 $123 $125 NA 1% 3% 3% 3% 3% NA 89% 59% 42% 30% 24% 2% 4% 7% 7% 6% 6% Source: Management Projections Note: All acquisitions assumed executed mid-year. Company Financials

19 Preliminary Draft – Highly Confidential III. Preliminary Financial Analysis Preliminary Financial Analysis

20 Preliminary Draft – Highly Confidential Trading Multiples of Publicly Traded Comparables Based on IBES Estimates Enterprise Value 2010E EV / EBITDA $1,202 $892 $780 $593 $508 $407 $324 $207 Magellan Rehabcare Group Amedisys Cannonade Offer Cannonade Undisturbed LHC Group Providence Almost Family Median = $508 5.6x 5.4x 4.9x 4.8x 4.4x 3.9x 3.7x 3.2x Cannonade Offer Rehabcare Group ProvidenceCannonade Undisturbed Magellan LHC Group Almost Family Amedisys Median = 4.4x 2010E P/E 2011E P/E 12.0x 11.4x 9.1x 8.8x 7.7x 7.5x 7.1x 5.5x Magellan Cannonade Offer Cannonade Undisturbed Providence Almost Family LHC Group Rehabcare Group Amedisys Median = 7.7x 12.3x 10.5x 8.6x 8.5x 8.5x 8.2x 6.6x 6.3x Magellan Cannonade Offer Almost Family ProvidenceCannonade Undisturbed LHC Group Amedisys Rehabcare Group Median = 8.5x Source: CapIQ as of 13-Aug-2010, the last trading day prior to the Onex proposal Note: Cannonade Offer represents figures at Onex $12.60 per share bid. Median excludes Cannonade offer figures. Preliminary Financial Analysis

21 Preliminary Draft – Highly Confidential Illustrative Analysis at Various Prices ($ in millions, except price per share) Res-Care Stock Price $10.14 $12.00 $12.60 $13.00 $13.50 $14.00 $14.50 % Premium To Undisturbed Price of $10.14 0.0% 18.3% 24.3% 28.2% 33.1% 38.1% 43.0% Equity Value‘ $347.1 $410.7 $431.3 $397.1 $447.1 $497.1 $547.1 Net Debt / (Cash) 161.4 161.4 161.4 161.4 161.4 161.4 161.4 Enterprise Value $508.4 $572.1 $592.6 $558.4 $608.4 $658.4 $708.4 Price % Premium / (Discount) to 1M Average $ 9.75 4.0% 23.1% 29.2% 33.3% 38.5% 43.6% 48.7% % Premium / (Discount) to 3M Average $ 10.33 (1.8%) 16.2% 22.0% 25.8% 30.7% 35.5% 40.4% % Premium / (Discount) to 6M Average $ 10.82 (6.3%) 10.9% 16.5% 20.1% 24.8% 29.4% 34.0% % Premium / (Discount) to 1Y Average $ 11.67 (13.1%) 2.8% 8.0% 11.4% 15.7% 20.0% 24.3% % Premium / (Discount) to 3Y Average $ 15.81 (35.9%) (24.1%) (20.3%) (17.8%) (14.6%) (11.4%) (8.3%) % Premium / (Discount) to 52-Week High $ 15.32 (33.8%) (21.7%) (17.8%) (15.1%) (11.9%) (8.6%) (5.4%) Management Projections Enterprise Value / EBITDA LTM $104.7 4.9 x 5.5 x 5.7 x 5.3 x 5.8 x 6.3 x 6.8 x 2010E $106.1 4.8 x 5.4 x 5.6 x 5.3 x 5.7 x 6.2 x 6.7 x 2011E 114.2 4.5 5.0 5.2 4.9 5.3 5.8 6.2 P / E 2010E $1.16 8.7 x 10.3 x 10.8 x 11.2 x 11.6 x 12.0 x 12.5 x 2011E 1.26 8.0 9.5 10.0 10.3 10.7 11.1 11.5 IBES Projections Enterprise Value / EBITDA 2010E $105.5 4.8 x 5.4 x 5.6 x 5.3 x 5.8 x 6.2 x 6.7 2011E 111.6 4.6 5.1 5.3 5.0 5.5 5.9 6.3 P / E 2010E $1.11 9.1 x 10.8 x 11.4 x 11.7 x 12.2 x 12.6 x 13.1 x 2011E 1.20 8.5 10.0 10.5 10.8 11.3 11.7 12.1 2010E P/E/G IBES LTGR 8.0% 1.1 x 1.4 x 1.4 x 1.5 x 1.5 x 1.6 x 1.6 x Source: Company filings; EBITDA, EPS and LTGR figures as per IBES Consensus Note: Any indications of value set forth are for illustrative purposes only and do not reflect actual values that may be achieved or realized by the Company or any views of Goldman Sachs or the Company with respect to any such values. 1 Assumes 34.2mm basic shares outstanding. Assumes fully converted preferred options of 4.8mm and 0.24mm options outstanding with weighed average price of $17.09. Onex Bid Preliminary Financial Analysis

Preliminary Draft – Highly Confidential

Goldman Sachs

Illustrative DCF Sensitivities

($ in millions, except per share data)

Summary Cash Flows

	Q42010E	FY2011E	FY2012E	FY2013E	FY2014E	FY2015E
Sales	$403.2	$1,668.7	$1,779.5	$1,900.2	$2,023.1	$2,148.3
Y-o-Y Growth	*1.5%*	*4.3%*	*6.6%*	*6.8%*	*6.5%*	*6.2%*
EBIT	21.0	88.4	94.2	102.2	110.4	116.7
Margin	5.2%	5.3%	5.3%	5.4%	5.5%	5.4%
Taxes	(7.9)	(33.2)	(35.3)	(38.3)	(41.4)	(43.8)
Unlevered Net Income	**$13.1**	**$55.3**	**$58.9**	**$63.9**	**$69.0**	**$72.9**
(+) D&A	5.7	25.8	29.9	34.7	38.3	41.9
(-) Increase in WC	(4.6)	(3.9)	3.5	(6.2)	(6.3)	(6.4)
(-) Capital Expenditures	(4.3)	(20.9)	(22.2)	(23.8)	(25.3)	(26.9)
(-) Acquisition Spend	(7.6)	(40.0)	(50.0)	(50.0)	(50.0)	(50.0)
Unlevered Free Cash Flow	**$2.4**	**$16.3**	**$20.1**	**$18.6**	**$25.6**	**$31.6**

Assuming 1% Perpetuity Growth

Terminal Acquisition Spend	Discount Rate 8.5%	9.0%	9.5%
$15	$15.66	$14.16	$12.84
$20	$14.33	$12.94	$11.72
$25	$13.00	$11.72	$10.59

Assuming 2% Perpetuity Growth

Terminal Acquisition Spend	Discount Rate 8.5%	9.0%	9.5%
$20	$17.04	$15.26	$13.72
$25	$15.49	$13.85	$12.43
$30	$13.94	$12.44	$11.14

Assuming 3% Perpetuity Growth

Terminal Acquisition Spend	Discount Rate 8.5%	9.0%	9.5%
$25	$18.89	$16.69	$14.84
$30	$17.04	$15.03	$13.34
$35	$15.18	$13.37	$11.84

Source: Management Projections
Note: Discounted to 31-Sept-2010 using mid-year convention. Assumes fully converted preferred options of 4.8mm and 0.24mm options outstanding with weighed average price of $17.09.

Preliminary Financial Analysis 22

Preliminary Draft – Highly Confidential

Goldman Sachs

Illustrative LBO Scenario Comparison

Assumes Purchase Price of $12.60 per Share

($ in millions)

Onex: Limited Leverage (3.5x)[1]

Sources	
Target Existing Cash	$7.7
New Bank Debt	189.5
Sponsor Equity	144.7
Total New Sources	$ 341.9

Uses	
Purchase Price for Remaining Equity	$324.0
Target Debt Retirement	0.0
Total Fees	17.8
Total Uses	$ 341.9

Onex: Max Leverage (4.0x)[2]

Sources	
Target Existing Cash	$7.7
New Bank Debt	241.8
Sponsor Equity	93.1
Total New Sources	$ 342.7

Uses	
Purchase Price for Remaining Equity	$324.0
Target Debt Retirement	0.0
Total Fees	18.6
Total Uses	$ 342.7

Generic Sponsor: Max Leverage (4.0x)[3]

Sources	
Target Existing Cash	$7.7
Bank Debt	261.8
Bond Debt	157.1
Sponsor Equity	209.8
Total Sources	$ 636.3

Uses	
Equity Purchase Price	$431.3
Target Debt Retirement	177.0
Total Fees	28.1
Total Sources	$ 636.3

Illustrative IRR at Exit Year (Onex: Limited Leverage)

Exit EBITDA Multiple	Purchase Price and Premium: $12.60 (24.3%)	$13.50 (33.1%)	$14.50 (43.0%)
5.5x	19.9%	16.6%	13.5%
6.0x	23.1%	19.7%	16.5%
6.5x	26.0%	22.5%	19.2%

Illustrative IRR at Exit Year (Onex: Max Leverage)

Exit EBITDA Multiple	Purchase Price and Premium: $12.60 (24.3%)	$13.50 (33.1%)	$14.50 (43.0%)
5.5x	27.2%	21.9%	17.4%
6.0x	31.0%	25.6%	20.9%
6.5x	34.4%	28.9%	24.0%

Illustrative IRR at Exit Year (Generic Sponsor: Max Leverage)

Exit EBITDA Multiple	Purchase Price and Premium: $12.60 (24.3%)	$13.50 (33.1%)	$14.50 (43.0%)
5.5x	13.9%	11.0%	8.2%
6.0x	17.5%	14.5%	11.7%
6.5x	20.7%	17.6%	14.7%

Source: Company Filings, Management Projections

[1] *Assumes maximum leverage of 3.5x per Onex proposal letter dated 14-Aug-2010. Assumes Cannonade is granted an amendment to existing credit facility to increase leverage ratio beyond current thresholds and adds additional $189.5mm of term loan priced at L+450bps w/ 175bps LIBOR floor to finance acquisition. Assumes current 7.75% Senior Notes remain outstanding, as Onex is exempted from change of control.*

[2] *Assumes maximum leverage of 4.0x to hold B+/B1 rating. Cannonade is granted an amendment to existing credit facility to increase leverage ratio beyond current thresholds and adds additional $241.8mm of term loan priced at L+475bps w/ 175bps LIBOR floor to finance acquisition. Assumes current 7.75% Senior Notes remain outstanding, as Onex is exempted from change of control.*

[3] *Assumes maximum leverage of 4.0x to hold B+/B1 rating for a different acquiring financial sponsor. Assumes current credit facility and 7.75% Senior Notes are retired. Transaction financed with 2.5x term debt and 1.5x bonds. Bonds are priced at 10% and term debt is priced at L+475bps w/ 175bps LIBOR floor.*

Preliminary Financial Analysis 23

24 Preliminary Draft – Highly Confidential Illustrative Present Value of Future Stock Price IBES 2011E Undisturbed P/E of 8.5x as of 13-Aug-2010 Illustrative Future Stock Price Illustrative Present Value of Future Stock Price $8.83 $9.54 $10.42 $11.41 $12.20 $10.73 $11.58 $12.65 $13.85 $14.81 $12.62 $13.63 $14.88 $16.30 $17.43 2010E 2011E 2012E 2013E 2014E 7.0x P/E Multiple 8.5x P/E Multiple 10.0x P/E Multiple $8.83 $8.52 $8.30 $8.12 $7.75 $12.62 $12.17 $11.86 $11.60 $11.07 $8.83 $8.67 $8.61 $8.57 $8.33 $12.62 $12.39 $12.30 $12.24 $11.90 2010E 2011E 2012E 2013E 2014E 7.0x P/E Multiple 12.0% 10.0x P/E Multiple 12.0% 7.0x P/E Multiple 10.0% 10.0x P/E Multiple 10.0% Source: Management projections Note: Discounted to 13-Aug-2010. Preliminary Financial Analysis

Preliminary Draft – Highly Confidential

Goldman Sachs

Illustrative Dividend Recap / Repurchase Alternatives

Undisturbed Stock Price of $10.14

Dividend Recap

	One-Time Dividend ($mm)		
	$75.0	**$100.0**	**$125.0**
Pro Forma Leverage	*2.4 x*	*2.6 x*	*2.8 x*
Baseline Shares (mm)	34.3	34.3	34.3
Dividend per Share	**$2.19**	**$2.92**	**$3.64**
Baseline 2011E EPS	$1.26	$1.26	$1.26
Pro Forma 2011E EPS	$1.19	$1.16	$1.13
Undisturbed 2011E P/E Multiple	8.5x	8.5x	8.5x
Illustrative Pro Forma Stock Price	$10.06	$9.82	$9.58
Illustrative Pro Forma Per Share Value	**$12.25**	**$12.74**	**$13.23**

Share Repurchase

	Share Repurchase ($mm tender)		
	$75.0	**$100.0**	**$125.0**
Pro Forma Leverage	*2.4 x*	*2.6 x*	*2.8 x*
Baseline Shares (mm)	34.3	34.3	34.3
Tender Premium	15.0%	20.0%	25.0%
Shares Repurchased	6.4	8.2	9.9
% of Non Onex Shares Repurchased	*24.9%*	*31.9%*	*38.2%*
Pro Forma Shares	**27.9**	**26.2**	**24.5**
Baseline 2011E EPS	$1.26	$1.26	$1.26
Pro Forma 2011E EPS	$1.47	$1.53	$1.59
Undisturbed 2011E P/E Multiple	8.5x	8.5x	8.5x
Illustrative Pro Forma Stock Price	**$12.38**	**$12.91**	**$13.44**
Illustrative Pro Forma Equity Value	$345	$337	$328

Source: Management Projections
Note: Assumes dividend paid and share repurchase occur on 31-Dec-2010. Assumed restricted payments in bond indenture would allow up to $125mm dividend per the 2005 bond indenture and management guidance. Assumes current credit facility is retired and dividend and repurchase financed with new term loan at L+475bps w/ 175bps LIBOR floor. Pro forma leverage calculated based on management projected 2010E EBITDA of $106.1mm; pro forma leverage excludes letters of credit.

Preliminary Financial Analysis 25

Additional Materials 26 Preliminary Draft – Highly Confidential Appendix A: Additional Materials

Additional Materials 27 Preliminary Draft – Highly Confidential Key Terms in Onex Proposal Letter Dated 14-Aug-2010 Price: $12.60 per share for the 74.9% shares not currently owned by Onex Go-Shop: 30 days Break-Up Fee: 3% of fully-diluted equity of the Company valued at the higher of Onex’s offer price or the price to be paid in an alternative transaction if the BoD chose to support an alternative transaction Financing Structure: Debt not exceeding 3.5x EBITDA Transaction not subject to a financing condition Conditions: Proposal expires if no definitive agreement on or before 01-Sep-2010 Participation in the investment by key members of management Approval of the Board of Directors

Preliminary Draft – Highly Confidential

Goldman Sachs

Review of Onex's Initial Investment in Cannonade

Description of Onex's Initial Investment

- On 10-Mar-2004, Onex entered into two transactions involving Cannonade
  - Onex purchased $50.5mm of 48,095 shares of newly-issued Preferred Stock, convertible into 4.8 million shares of common based on a conversion price of $10.50 per share
  - Onex purchased a total of 3.7 million shares of common stock from 3 selling directors at $8.90 per share
    - Closing price of Cannonade's stock on 09-Mar-2004 was $11.16, and the 1 year trading average was $6.31
- Onex was granted right to vote on an as if converted basis with holders of common. Fully converted, Onex held economic ownership equal to 28.6%
  - Today, Onex owns 24.9% of Cannonade's outstanding stock, assuming preferred shares are fully converted
- Onex has a continuing right to elect two Board members and was granted a one-time right to appoint one additional independent director to fill a vacancy on the board
  - Of the original 3 Onex-appointed directors, one Onex affiliated director (Bobby LeBlanc) and the independent director (Robert Hallagan) remain on the board.
  - The other Onex-affiliated director resigned on 03-Nov-2006 and was replaced by Ralph Gronefeld, Cannonade's current CEO

Current Cannonade Capital Structure

Market Equity as of Undisturbed Price on 13-Aug-2010

	Market Value	% Ownership
Public	$260.8	75.1%
Onex Shares (fully converted)	86.3	24.9%
Total Market Capitalization	**$347.1**	**100.0%**

Capital Structure as of 30-Jun-2010

Cash	$15.4
Debt	
Senior Secured Credit Facility	20.0
7.75% Senior Notes	149.6
Obligations under capital leases	0.6
Notes Payable and other	6.8
Total Debt[1]	**$177.0**
Preferred Shares Held by Onex	46.6
Total Shareholders' Equity	404.3
Total Capitalization	**$627.9**

Source: Company filings
[1] Excludes $62.4mm letter of credit.

Additional Materials 28

Additional Materials 29 Preliminary Draft – Highly Confidential Summary of Preferential Rights for Onex Terms Board Representation: Elect two of nine directors Approval Rights: Increase or decrease the aggregate number of authorized shares of the class Create new class of shares having rights superior to preferred shares Limit or deny an existing pre-emptive right of all or part of the shares of the class Adopt a poison pill Hire or terminate the CEO Change the number of positions on Board Pay dividends in excess of $10mm annually Issue or incur debt that would result in leverage ratio in excess of year-end 2003 levels (3.1x, or $146mm of additional capacity based on today’s leverage of 1.7x) Right of First Refusal Any sale of substantially of all of assets or equity by merger, consolidation or otherwise must first be offered to Onex on the same terms and conditions — Must have 10 business days to exercise right of first refusal Exemptions Under Credit Facility January 2010 credit agreement — Exempts a “non-hostile” acquisition by Onex from the definition of a change of control — Allows Cannonade to merge with an entity in which Onex holds at least 95% of voting equity without a change of control Exemption Under Senior Note Indenture October 2005 indenture for the 7.75% Senior Notes — Provides acquisition of voting shares representing more than 35% of voting power is a “change of control” — Acquisitions by Onex and affiliates are exempt from CoC definition — If CoC, holders have put right for 101%

Weighted Average Cost of Capital 30 Preliminary Draft – Highly Confidential Appendix B: Weighted Average Cost of Capital

Weighted Average Cost of Capital 31 Preliminary Draft – Highly Confidential Illustrative WACC Analysis ($ in millions) WACC Sensitivity Analysis Cost of Equity Reference Data Risk-Free Rate 3.60% US 20 Yr , 5 3/8% Feb 2031 Equity Risk Premium 6.67% Cost of Equity 9.96% Assuming Beta of 0.95 WACC Sensitivity Analysis Pre-Tax Cost of Debt 7.75% 8.00% 8.25% 8.50% 8.75% 0.85 8.22% 8.26% 8.30% 8.34% 8.38% 0.90 8.47% 8.51% 8.55% 8.59% 8.63% 0.95 8.72% 8.76% 8.80% 8.84% 8.88% 1.00 8.97% 9.01% 9.05% 9.09% 9.13% 1.05 9.22% 9.26% 9.30% 9.34% 9.38% Equity Beta Target Historical Total Total Net Basic Market Net Debt / Tax Company Equity Beta Currency Debt (mm) Cash (mm) Debt (mm) Cap (mm) Equity Ratio Rate Cannonade 0.95 USD 177 15 162 347 0.47 35.0% Comparable Historical Total Total Net Basic Market Net Debt / Tax Company Equity Beta Currency Debt (mm) Cash (mm) Debt (mm) Cap (mm) Equity Ratio Rate Magellan 0.37 USD 1 305 (304) 1,465 (0.21) 35.0% Amedisys 0.92 USD 204 116 88 688 0.13 35.0% Rehabcare Group 0.78 USD 444 18 426 447 0.95 35.0% LHC Group 1.14 USD 4 1 3 389 0.01 35.0% Almost Family 1.17 USD 3 31 (28) 235 (0.12) 35.0% Providence 2.08 USD 190 54 135 181 0.75 35.0% Median 0.98 0.01 35.0% Mean 1.06 0.21 35.0% Source: Company filings, Axioma, Capital IQ as of 13-Aug-2010; Equity risk premium per Ibbotsons Note: Assumes cash and debt balances as of Q1 2010.

Additional Company Financials 32 Preliminary Draft – Highly Confidential Appendix C: Additional Company Financials

Additional Company Financials 33 Preliminary Draft – Highly Confidential Historical and Projected Segment Revenue and Gross Profit ($ in millions) FY2008A FY2009A FY2010E FY2011E FY2012E FY2013E FY2014E FY2015E Revenues Total Community Services $1,109.3 $1,128.9 $1,186.9 $1,237.7 $1,334.4 $1,442.1 $1,551.7 $1,663.2 Total Residential 758.9 768.2 821.2 827.8 858.4 889.3 920.6 952.1 Organic Residential - - 798.9 782.9 790.8 798.7 806.6 814.7 Acquisitions Residential - - 22.3 44.9 67.7 90.7 113.9 137.4 Total Home Care 291.6 310.2 314.6 357.3 421.8 497.0 573.7 652.0 Organic Home Care - - 263.7 263.7 269.0 274.3 279.8 285.4 Acquisitions Home Care - - 50.9 93.6 152.8 222.6 293.9 366.5 Total Youth 58.8 50.6 51.1 52.6 54.2 55.8 57.5 59.2 Total Schools 21.1 27.5 17.9 18.4 19.0 19.5 20.1 20.7 Organic Schools - - 17.9 18.4 19.0 19.5 20.1 20.7 Acquisitions Schools - - - - - - - - Total Job Corps 163.9 145.4 120.6 123.1 125.5 128.0 130.6 133.2 Total International 26.9 20.4 25.5 35.8 39.3 41.3 43.4 45.5 Organic International - - 25.5 35.8 39.3 41.3 43.4 45.5 Acquisitions International - - - - - - - - Total Arbor 222.4 232.5 248.8 253.7 261.4 269.2 277.3 285.6 Other 0.0 21.3 0.0 0.0 0.0 0.0 0.0 0.0 Total Revenues $1,543.6 $1,576.0 $1,599.7 $1,668.7 $1,779.5 $1,900.2 $2,023.1 $2,148.3 7.7% 2.1% 1.5% 4.3% 6.6% 6.8% 6.5% 6.2% Gross Profit Total Community Services $120.0 $112.5 $117.3 $122.9 $128.7 $141.0 $153.5 $164.2 Total Residential 71.3 66.1 76.1 77.2 80.5 85.1 89.8 92.5 Organic Residential - - 74.3 73.6 75.1 77.9 80.7 81.5 Acquisitions Residential - - 1.8 3.6 5.4 7.3 9.1 11.0 Total Home Care 34.4 43.4 34.1 38.4 42.2 49.7 57.4 65.2 Organic Home Care - - 29.0 29.0 26.9 27.4 28.0 28.5 Acquisitions Home Care - - 5.1 9.4 15.3 22.3 29.4 36.7 Total Youth 14.3 3.0 7.1 7.4 6.0 6.1 6.3 6.5 Total Schools $2.7 $3.4 $0.9 $1.4 $1.9 $2.0 $2.0 $2.1 Organic Schools - - 0.9 1.4 1.9 2.0 2.0 2.1 Acquisitions Schools - - - - - - - - Total Job Corps 11.4 10.4 8.4 8.6 8.8 9.0 9.1 9.3 Total International (1.2) (4.6) 1.0 2.7 4.7 5.0 5.2 5.5 Organic International - - 1.0 2.7 4.7 5.0 5.2 5.5 Acquisitions International - - - - - - - - Total Arbor 22.7 16.9 17.4 17.8 18.3 18.8 19.4 20.0 Other 0.4 1.4 - - - - - - Total Gross Profit $156.0 $140.0 $145.1 $153.4 $162.4 $175.7 $189.2 $201.0 Source: Company filings and Management Projections

Additional Company Financials 34 Preliminary Draft – Highly Confidential Historical and Projected Balance Sheet ($ in millions) FY2008A FY2009A FY2010E FY2011E FY2012E FY2013E FY2014E FY2015E Assets Cash $13.6 $20.7 $20.0 $20.0 $20.0 $20.0 $37.9 $66.6 Accounts Receivables 231.0 211.4 223.1 232.7 238.4 254.6 271.0 287.8 Refundable Income Taxes 1.8 4.0 4.0 4.0 4.0 4.0 4.0 4.0 Deferred Income Tax Assets, Current 22.7 22.9 25.0 25.0 25.0 25.0 25.0 25.0 Non-Trade Receiveables 4.0 4.0 5.0 5.0 5.0 5.0 5.0 5.0 Prepaid Expenses and Other 18.4 17.8 18.0 18.8 20.1 21.4 22.8 24.2 Total Current Assets $291.5 $280.6 $295.1 $305.5 $312.4 $329.9 $365.7 $412.6 PPE, net $84.2 $81.3 $81.6 $84.4 $86.6 $88.3 $89.2 $89.6 Goodwill 476.2 422.6 445.1 475.1 512.6 550.1 587.6 625.1 Intangible Assets, net 46.0 45.8 47.3 49.5 52.1 52.1 50.6 47.7 Other Assets 16.3 14.6 17.6 18.4 19.6 20.9 22.3 23.6 Total Assets $914.1 $844.9 $886.7 $932.9 $983.4 $1,041.3 $1,115.5 $1,198.6 Liabilities and Shareholders' Equity Trade Accounts Payable $49.2 $44.5 $39.9 $41.5 $44.3 $47.2 $50.2 $53.4 Accrued Expenses 103.5 109.4 111.0 115.8 123.5 131.9 140.4 149.1 Accrued Income Taxes 1.1 - - - - - - - Total Current Liabilities $153.8 $153.9 $150.9 $157.3 $167.8 $179.1 $190.7 $202.5 Total Debt $257.4 $199.2 $198.8 $189.0 $174.1 $159.9 $155.2 $155.2 Deferred Gains 4.0 3.2 3.2 3.4 3.6 3.8 4.1 4.3 Deferred Income Tax Liabilities 30.4 20.8 20.8 20.8 20.8 20.8 20.8 20.8 Other Long-Term Liabilities 31.6 35.1 35.1 35.1 35.1 35.1 35.1 35.1 Total Liabilities $477.2 $412.2 $408.9 $405.6 $401.4 $398.8 $405.9 $417.9 Shareholders' Equity $436.9 $432.7 $477.8 $527.3 $582.0 $642.6 $709.6 $780.7 Total Liabilities and Shareholders' Equity $914.1 $844.9 $886.7 $932.9 $983.4 $1,041.3 $1,115.5 $1,198.6 Source: Company filings and Management Projections

Additional Company Financials 35 Preliminary Draft – Highly Confidential Projected Statement of Cash Flows ($ in millions) FY2010E FY2011E FY2012E FY2013E FY2014E FY2015E CF from Operating Activities Net Income $39.6 $43.4 $48.0 $53.3 $59.3 $63.4 Depreciation 16.0 16.7 17.8 19.0 20.2 21.5 Amortization 5.2 6.2 7.6 9.4 10.0 10.6 Stock-Based Compensation 5.5 6.1 6.7 7.3 7.7 7.7 Acquisition Related Depreciation and Amortization 1.6 2.9 4.5 6.3 8.1 9.9 Change in Net Working Capital (18.2) (3.9) 3.5 (6.2) (6.3) (6.4) Change in Other Assets (3.0) (0.8) (1.2) (1.3) (1.4) (1.4) Change in Deferred Gains 0.0 0.1 0.2 0.2 0.2 0.3 Total Cash Flow from Operations $46.7 $70.7 $87.1 $87.9 $97.9 $105.6 CF from Investing Activities Capital Expenditures ($17.0) ($20.9) ($22.2) ($23.8) ($25.3) ($26.9) Cash Acquisitions (30.0) (40.0) (50.0) (50.0) (50.0) (50.0) Proceeds from Sale of Assets 0.0 0.0 0.0 0.0 0.0 0.0 Total Cash Flow from Investing Activities ($47.0) ($60.9) ($72.2) ($73.8) ($75.3) ($76.9) CF from Financing Activities Drawdown on Revolver $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 Proceeds from Issuance of New Debt 0.0 0.0 0.0 0.0 0.0 0.0 Debt Repayment (0.4) (9.9) (14.9) (14.2) (4.6) 0.0 Total Cash Flow from Financing ($0.4) ($9.9) ($14.9) ($14.2) ($4.6) $0.0 Free Cash Flow (Cash Flow from Operations Less Capital Expenditures and Acquisitions) $29.7 $49.9 $64.9 $64.2 $72.6 $78.7 Source: Company filings and Management Projections

Overview of National Mentor 36 Preliminary Draft – Highly Confidential Appendix D: Overview of National Mentor

Preliminary Draft – Highly Confidential

Goldman Sachs

National Mentor Holdings, Inc

($ in millions)

Company Overview

- National Mentor provides home and community-based human services to adults and children with intellectual and/or developmental disabilities, acquired brain injury, and other catastrophic injuries and illnesses, as well as to youth with emotional, behavioral, and medically complex challenges
- The company offers day programs, vocational services, case management, early intervention, family-based services, post-acute treatment, and neurorehabilitation services. It operates in two segments:
  - **Human Services** segment provides home and community-based human services to adults and children with intellectual and/or developmental disabilities and to youth with emotional, behavioral, and medically complex challenges
  - **The Post Acute Specialty Rehabilitation Services** segment provides a mix of health care and community-based human services to individuals with acquired brain injuries and other catastrophic injuries and illnesses
- Acquired by Vestar from Madison Dearborn Partners in March 2006

Capital Structure

Capital Structure as of 30-Jun-2010	
Cash[1]	$21.9
Debt	
Senior Term B Loan	321.6
Senior Subordinated Notes due 2014	180.0
Term Loan Mortgage	3.8
Obligations under Capital Leases	1.7
Total Debt	**$507.1**
Total Shareholders' Equity	224.7
Total Capitalization	$731.7
LTM Adjusted EBITDA[2]	$114.5
Total Debt / EBITDA	4.4x

Key Management

Name	Title
Greg Torres	*Chairman of the Board*
Edward Murphy	*Chief Executive Officer*
Bruce Nardella	*President and Chief Operating Officer*
Denis Holler	*Executive VP and Chief Financial Officer*
Juliette Fay	*Executive VP and Chief Development Officer*
Tripp Jones	*Executive VP and Chief Administrative Officer*
Linda DeRenzo	*Senior VP and General Counsel*
John Green	*Senior VP, Finance Operations*
Robert Melia	*Senior VP, Mergers and Acquisitions*

Historical Income Statement

Fiscal Year Ended 30-Sept	2007	2008	2009
Revenue	$887.7	$941.4	$979.4
% Growth	*12.5%*	*6.0%*	*4.0%*
Gross Profit	216.7	226.4	233.8
% Margin	*24.4%*	*24.0%*	*23.9%*
Operating Income	46.9	44.2	42.5
% Margin	*5.3%*	*4.7%*	*4.3%*
Net Income	**($2.5)**	**($7.2)**	**($5.5)**
Adjusted EBITDA[3]	$106.1	$108.8	$111.8

Source: Company website and public filings
[1] *Excludes restricted cash of $6.4mm.*
[2] *As per Company latest 10Q, EBITDA calculated in accordance with senior credit agreement.*
[3] *As per Company latest 10K.*

Overview of National Mentor 37